Exhibit 99.2

Questions and answers about our offering of up to

1,500,000 depositary shares, each representing a 1/100th

ownership interest in a 6.50% Noncumulative

Convertible Perpetual Preferred Share, Series A, of SB

Financial Group, Inc.

An investment in the depositary shares is subject to investment risks, including possible loss of the principal invested. This is not an offer to sell or a solicitation of an offer to buy the depositary shares. The offer is made only by the Prospectus. The depositary shares are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

This pamphlet answers questions about the offering of up to 1,500,000 depositary shares, each representing a 1/100th ownership interest in a 6.50% Noncumulative Convertible Perpetual Preferred Share, Series A (the “Series A Preferred Shares”), of SB Financial Group, Inc. (“SB Financial”). Investing in the depositary shares and, therefore, the Series A Preferred Shares, involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

THE OFFERING AND PURCHASING DEPOSITARY SHARES

WHAT ARE “DEPOSITARY SHARES”?

As an alternative to selling the Series A Preferred Shares directly to the public at a price of $1,000 per share, we are instead selling what are termed “depositary shares.” Each depositary share represents a 1/100th ownership interest in one Series A Preferred Share, and each depositary share is being sold at a price of $10.00. The Series A Preferred Shares underlying the depositary shares will be deposited with Computershare Trust Company, N.A., as depositary. As a holder of depositary shares, you will be entitled to all proportional rights, preferences and privileges of the Series A Preferred Shares.

HOW MANY DEPOSITARY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

SB Financial Group, Inc. is offering up to 1,500,000 depositary shares, as described in the prospectus, at a price of $10.00 per share.

ARE EXISTING SHAREHOLDERS AND CUSTOMERS REQUIRED TO PURCHASE DEPOSITARY SHARES IN THE OFFERING?

No. Shareholders of SB Financial and customers of The State Bank and Trust Company (the “State Bank”), or any other person, are not required to purchase depositary shares in the offering. The depositary shares are being offered to the public with preference being given first to existing shareholders of SB Financial then to customers of State Bank and residents of the local communities we serve, should they so desire to purchase depositary shares. The decision to purchase depositary shares in the offering will be exclusively that of each person.

WHO IS BEING GIVEN THE OPPORTUNITY TO PURCHASE DEPOSITARY SHARES IN THE OFFERING?

Depositary shares are being offered for sale to the public in the following order of priority:

•	First, to beneficial owners of common shares of SB Financial;

•

Second, to customers of State Bank and residents of the following counties: Allen, Defiance, Franklin, Fulton, Lucas, Paulding, Wood and Williams Counties, Ohio and Allen and Steuben Counties, Indiana; and

•	Third, any depositary shares not sold to the persons listed above in the offering may be sold to the general public and selected institutional and retail investors through a syndicated offering.

IF I SUBSCRIBE, WILL I RECEIVE DEPOSITARY SHARES?

Placing an order does not guarantee that you will receive depositary shares in the offering. Orders are filled on a priority basis described above and in the accompanying prospectus. It will depend on several factors such as the total number of depositary shares ordered in the offering by all subscribers and your level of subscription priority. If we receive orders for more depositary shares than we are offering, we may not be able to fully or partially fill your order.

HOW MANY DEPOSITARY SHARES MAY I ORDER?

The minimum number of depositary shares you may order is 100 shares ($1,000). The maximum number of depositary shares that you may order is the lesser of (1) 250,000 depositary shares ($2.5 million), or (2) the number of depositary shares, assuming conversion of such depositary shares into our common shares, whereby the purchaser’s total beneficial ownership of our common shares (including any common shares currently owned) would not exceed 5% of our outstanding common shares after the offering, as further discussed in the prospectus.

WILL THE DEPOSITARY SHARES OR THE UNDERLYING SERIES A PREFERRED SHARES BE INSURED?

NO. Your purchase of depositary shares represents an investment in the underlying Series A Preferred Shares. Like the preferred stock of any public company, the Series A Preferred Shares will NOT be insured or guaranteed by the FDIC or any other government agency or instrumentality.

HOW DO I ORDER THE DEPOSITARY SHARES?

To purchase depositary shares in the offering you must complete and return an Order Form, along with full payment. Instructions for completing your Order Form are included with the Order Form. Your order must be received by us (not merely postmarked) by 3:00 p.m., Eastern Time, on December     , 2014. Delivery of your original Order Form (we reserve the right to reject copies or facsimiles) and full payment may be made by mail using the enclosed postage paid Order Reply Envelope, by overnight delivery to the address indicated at the top of the Order Form, or by hand-delivery to SB Financial’s executive offices located at 401 Clinton Street, Defiance, Ohio. Order Forms may not be delivered by mail or hand-delivery to any other branches or locations of SB Financial or State Bank.

*Due to recently announced reductions in U.S. Postal Service first class mail delivery standards, we encourage you to consider in-person or overnight delivery of your Order Form to ensure your order is received before the deadline.

HOW MAY I PAY FOR MY PURCHASE?

You may pay by personal check, bank check or money order made payable to “U.S. Bank/SBFG – Escrow Account”. Checks will be cashed upon receipt. State Bank line of credit checks and third party checks may not be remitted. We cannot accept wire transfers for payment during the shareholder and customer / local community offerings. Please do not mail cash!

WILL I EARN INTEREST ON MY FUNDS WHILE THEY ARE HELD IN ESCROW?

No. Funds received during the offering will be held in a segregated account at U.S. Bank, our escrow agent for the transaction. Interest will not be paid on these funds while held in escrow.

WILL DIVIDENDS BE PAID ON THE SERIES A PREFERRED SHARES AND THE DEPOSITARY SHARES?

We expect to pay noncumulative quarterly dividends on the Series A Preferred Shares (and, therefore, the depositary shares). However, there is no guarantee that dividends will be paid. Please read the accompanying prospectus carefully, especially the section of the prospectus entitled “Risk Factors Related to the Depositary Shares and the Series A Preferred Shares” beginning on page     .

HOW WILL THE DEPOSITARY SHARES BE TRADED?

We have applied for the depositary shares to be listed on the NASDAQ Capital Market under the symbol “SBFGP.” If the application for listing is approved, trading of the depositary shares is expected to commence within 30 days following the initial issuance of the depositary shares.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of depositary shares in the offering. However, if you are purchasing through a brokerage account, your broker may charge fees associated with your account.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR DEPOSITARY SHARES?

No. After receipt, your executed Order Form may not be modified, amended or rescinded without our consent unless the offering is not completed, in which case your funds will be promptly returned without interest.

IF I PURCHASE DEPOSITARY SHARES IN THE OFFERING, WHEN AND HOW WILL I RECEIVE DELIVERY OF MY SHARES?

Computershare Trust Company, N.A., as our depositary, transfer agent, and registrar, will issue the depositary shares in book-entry form. This means that we will not issue physical depositary receipts to holders of depositary shares, except in limited circumstances. A statement of ownership will be mailed indicating the number of depositary shares issued to each purchaser in book-entry form.

ARE THE DEPOSITARY SHARES CONVERTIBLE INTO COMMON SHARES OF SB FINANCIAL?

Yes. Each depositary share, at the option of the holder, is convertible at any time into the number of our common shares equal to $10.00 divided by the conversion price then in effect (initially $10.34). The initial conversion price of $10.34 is equivalent to a 17.5% premium over $8.80 per common share, the last reported sale price of our common shares on November 5, 2014. See “Description of the Series A Preferred Shares — Conversion Rights” in the prospectus for further details.

SB Financial may require the holders of the Series A Preferred Shares (and, therefore, the depositary shares) to convert each Series A Preferred Share into common shares of SB Financial on or after the fifth anniversary of the issue date of the Series A Preferred Shares assuming all necessary mandatory conversion requirements are met. See “Description of the Series A Preferred Shares – Mandatory Conversion at Our Option” in the prospectus for further details.

DO THE DEPOSITARY SHARES HAVE A MATURITY DATE?

No. The Series A Preferred Shares (and, therefore, the depositary shares) do not have a maturity date, and the Series A Preferred Shares may not be redeemed at the option of SB Financial. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely, unless and until SB Financial is entitled to exercise its right of mandatory conversion and elects to do so. See “Description of the Series A Preferred Shares – Mandatory Conversion at Our Option” in the prospectus for further details.

WHERE TO GET MORE INFORMATION

For additional information, refer to the enclosed prospectus or call our Offering Information Center, toll free, at (877) 860-2070, Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Offering Information Center will be closed on bank holidays.